Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 5, 2015 (December 9, 2015 as to the retrospective presentation of discontinued operations discussed in Note 2, 4, 8, 10, 20 and 21), relating to the consolidated financial statements of America First Multifamily Investors, L.P. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding management’s estimates for investments without readily determinable fair values), which appears in this Current Report on Form 8-K filed on December 9, 2015.

Omaha, Nebraska
December 9, 2015